FORESIDE FUND SERVICES, LLC

SELLING GROUP MEMBER AGREEMENT

CATALYST STRATEGIC INCOME OPPORTUNITIES FUND

This agreement is made and effective as of this _____ day of _________________, 20__, by and between Foreside Fund Services, LLC (“Distributor”) and [INTERMEDIARY NAME] (“Selling Group Member” or “Intermediary”) and, together with Distributor, the “Parties”);

WHEREAS, Catalyst Strategic Income Opportunities Fund (the “Company”) is registered under the Investment Company Act of 1940 (“1940 Act”), as a closed-end management investment company and is authorized to issue shares of beneficial interest (“Shares”) in separate series as listed on Appendix A (each, a “Fund”), as amended by Distributor from time to time;

WHEREAS, Distributor serves as principal underwriter in connection with the offering and sale of the Shares pursuant to a distribution agreement (“Distribution Agreement”); and

WHEREAS, Intermediary desires to serve as a selling group member of the Funds;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.       Selling Group Member. Intermediary represents that it is properly qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement. In addition, Intermediary agrees to comply with the rules of the Financial Industry Regulatory Authority (“FINRA”) as if they were applicable to Intermediary in connection with its activities under this agreement. Intermediary agrees that it is responsible for determining the suitability of any Shares as investments for its customers and that Distributor has no responsibility for such determination. Intermediary shall maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by Distributor relating to Intermediary’s transactions in Shares. Intermediary shall at all times comply with (i) the provisions of this agreement related to compliance with all applicable rules and regulations and (ii) the terms of each registration statement and prospectus for the Funds.

2.       Qualification of Shares. The Fund will make available to Intermediary a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. Intermediary will make offers of Shares to its customers only in those states and will ensure that it (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with its activities.

3.       Orders. All orders Intermediary submits for transactions in Shares shall reflect orders received from its customers or shall be for its account for its own bona fide investment. Intermediary will date and timestamp its customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein). As agent for its customers, Intermediary shall not withhold placing customers’ orders for any Shares so as to profit Intermediary or its customers as a result of such withholding. Subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by Distributor or the Fund (directly or through its transfer agent) from time to time, Intermediary is hereby authorized to place orders directly with the Fund for the purchase of Shares. All purchase orders Intermediary submits are subject to acceptance or rejection, and Distributor reserves the right to suspend or limit the sale of Shares. Intermediary is not authorized to make any representations concerning Shares except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or Distributor (acting on behalf of the Fund) may provide to Intermediary with respect to a Fund. All orders that are accepted for the purchase of Shares shall be executed at net asset value (“NAV”) per share on the relevant subscription date, as described in the Prospectus.

4.       Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each Party shall abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which it is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to it (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Intermediary is authorized to distribute to Intermediary’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or Distributor (acting on behalf of the Fund) (on the terms and for the period specified by Distributor or stated in such material). Intermediary is not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without Distributor’s prior written approval, but Intermediary may identify the Funds in a listing of closed-end funds available through Intermediary to its customers. Unless otherwise mutually agreed in writing, Intermediary shall deliver or cause to be delivered to each customer who purchases Shares from or through Intermediary, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Funds or Distributor. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, Intermediary shall send or cause to be sent confirmations or other reports to its customers containing such information as may be required by Applicable Laws.

5.       Sales Charges and Concessions. [not applicable].

6.       Transactions in Shares. With respect to all orders Intermediary places for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Company within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that Intermediary cancels the trade for any reason, Intermediary shall be responsible for any loss resulting to the Funds or to Distributor from Intermediary’s failure to make payments as aforesaid. Intermediary shall not be entitled to any gains generated thereby. Intermediary also assumes responsibility for any loss to a Fund caused by any order placed by Intermediary on an “as-of” basis subsequent to the trade date for the order and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and/or to Distributor prior to the Company’s acceptance of any such order.

7.       Accuracy of Orders; Customer Signatures. Intermediary shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by any means, including wire or telephone. In addition, Intermediary shall guarantee the signatures of its customers when such guarantee is required by the Company, and Intermediary shall indemnify and hold harmless all persons, including Distributor and the Funds’ transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.       Indemnification. Intermediary shall indemnify and hold harmless Distributor and Distributor’s officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses (collectively, the “Losses”) resulting from any breach by

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Intermediary of any provision of this agreement.

Distributor shall indemnify and hold harmless Intermediary and Intermediary’s officers, directors, agents and employees from and against any Losses resulting from (i) any breach by Distributor of any provision of this agreement or (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or supplemental sales material provided to Intermediary by Distributor (and used by Intermediary on the terms and for the period specified by Distributor or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9.       Anti-Money Laundering Compliance. Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each Party represents and warrants that it is in compliance with and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including FINRA Rule 3310, in all relevant respects. Intermediary shall cooperate with Distributor to satisfy AML due diligence policies of the Company and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by Distributor or the Company to ensure compliance with AML Laws. Intermediary also shall provide for screening its own new and existing customers against the Office of Foreign Assets Control list and any other government list that is or becomes required under the AML Acts.

10.       Privacy. The Parties agree that any Non-Public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other Party to perform the services set forth in this agreement. Each Party will, with respect to such information, comply with Reg S-P and will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

[11. Service Fees. Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by resolution of the Funds’ board (the “Board”) [pursuant to] [which operates in a manner consistent with] Rule 12b-1 under the 1940 Act, Distributor may pay financial institutions with which Distributor has entered into an agreement in substantially the form annexed hereto as Appendix B, or such other form as may be approved from time to time by the Board, such fees as may be determined in accordance with such fee agreement, for shareholder or administrative services, as described therein. With respect to such payments to Intermediary, Distributor shall have only the obligation to make payments to Intermediary after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Intermediary. If applicable, Intermediary hereby authorizes Distributor to pay Intermediary’s designated clearing agent (“Clearing Agent”) such fees set forth under this section on Intermediary’s behalf.  In such case, Intermediary acknowledges and agrees that after Distributor has made payment of such fees to Intermediary’s Clearing Agent on Intermediary’s behalf: (i) Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to Intermediary, and Distributor will not pay Intermediary directly, (ii) Distributor cannot guarantee payment by Intermediary’s Clearing Agent of such fees to Intermediary, and (iii) should Intermediary not receive payment of such fees from Intermediary’s Clearing Agent for any reason, Intermediary’s sole recourse is against Intermediary’s Clearing Agent. Intermediary hereby represents that Intermediary is permitted under Applicable Laws to receive all payments for shareholder services contemplated herein.]

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[12. Shareholder Servicing Fee. Subject to and in accordance with the terms of each Prospectus, the Fund has adopted a Shareholder Servicing Plan by which Authorized Service Providers may receive a fee for providing certain services to their customers who own Shares. If applicable, Dealer agrees to enter into a separate Shareholder Services Agreement with the Fund.]

13.       Amendments. This agreement may be amended from time to time by the following procedure. Distributor will mail a copy of the amendment to Intermediary at Intermediary’s address shown below. If Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days. All amendments shall be in writing and, except as provided above, executed by both Parties.

14.       Termination. This agreement may be terminated by either Party, without penalty, upon ten (10) days’ prior written notice to the other Party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

15.        Assignment. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign this agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other Party, except that Distributor may assign or transfer this agreement to any broker-dealer which becomes the underwriter of the Company without obtaining Intermediary’s written consent. For the avoidance of doubt, the Parties agree that a change of control of the Distributor shall not constitute an assignment of this agreement.

16.       Notices. All notices and other communications to Distributor shall be sent to it at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal Department, or at such other address as Distributor may designate in writing. All notices and other communications to Intermediary shall be sent to it at the address set forth below or at such other address as Intermediary may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery.

17.       Authorization. Each Party represents to the other that (i) all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein and (ii) the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of it with respect to the execution of this agreement.

18.       Directed Brokerage Prohibitions. Neither Party shall direct Fund portfolio securities transactions or related remuneration to compensate Intermediary for any promotion or sale of Shares under this agreement. Distributor also will not directly or indirectly compensate Intermediary in contravention of Rule 12b-1(h) of the 1940 Act.

19.       Arbitration. Any controversy or claim arising out of or relating to this agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in New York, New York, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

20.       Miscellaneous. This agreement supersedes any other agreement between the Parties with respect to the offer and sale of Shares and other matters covered herein. The invalidity or unenforceability of any

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term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles and shall bind and inure to the benefit of the Parties and their respective successors and assigns. This agreement has been negotiated and executed by the Parties in English. In the event any translation of this agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FUND SERVICES, LLC

By:______________________________________

Name: ___________________________________

Title: ____________________________________

[INTERMEDIARY NAME]

By:_________________________________

Name: ______________________________

Title: _______________________________

Address of Intermediary:

____________________________________

____________________________________

Operations Contact:

Name: _________________________________

Phone: _________________________________

Email: _________________________________

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APPENDIX A

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APPENDIX B

FORESIDE FUND SERVICES, LLC

SERVICE FEE AGREEMENT

CATALYST STRATEGIC INCOME OPPORTUNITIES FUND

This fee agreement (“Agreement”) is made and effective as of this _____ day of _________________ 20__, by and between Foreside Fund Services, LLC (“Distributor”) and [INTERMEDIARY NAME] (“Selling Group Member” or “Intermediary” and, together with Distributor, the “Parties”);

WHEREAS, Distributor and Intermediary have entered into a selling group member agreement dated as of ____________ (“Selling Group Member Agreement”), which entitles Intermediary to serve as a selling group member of certain Funds of the Catalyst Strategic Income Opportunities Fund for which Distributor serves as distributor; and

WHEREAS, Distributor and Intermediary wish to confirm Distributor’s and Intermediary’s understanding and agreement with respect to [Rule 12b-1] payments to be made to Intermediary in accordance with the Selling Group Member Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. This Agreement confirms Distributor’s and Intermediary’s understanding and agreement with respect to [Rule 12b-1] payments to be made to Intermediary in accordance with the Selling Group Member Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Selling Group Member Agreement.

2. From time to time during the term of this Agreement, Distributor may make payments to Intermediary pursuant to one or more distribution and service plans (the “Plans”) adopted by certain of the Funds [pursuant to] [which operate(s) in a manner consistent with] Rule 12b-1 of the 1940 Act. Intermediary shall furnish sales and marketing services and/or shareholder services to Intermediary’s customers who invest in and own Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund’s transfer agent. With respect to such payments to Intermediary, Distributor shall have only the obligation to make payments to Intermediary after, for as long as, and to the extent that Distributor receives from the Fund an amount equivalent to the amount payable to Intermediary. The Fund reserves the right, without prior notice, to suspend or eliminate the payment of such [Rule 12b-1 Plan] payments or other compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to Intermediary. If applicable, Intermediary hereby authorizes Distributor to pay Intermediary’s Clearing Agent such fees set forth under this section on Intermediary’s behalf.  In such case, Intermediary acknowledges and agrees that after Distributor has made payment of such fees to Intermediary’s Clearing Agent on Intermediary’s behalf: (i) Intermediary’s Clearing Agent is solely responsible and liable for direct payment of such fees to Intermediary, and Distributor will not pay Intermediary directly, (ii) Distributor cannot guarantee payment by Intermediary’s Clearing Agent of such fees to Intermediary, and (iii) should Intermediary not receive payment of such fees from Intermediary’s Clearing Agent for any reason, Intermediary’s sole recourse is against Intermediary’s Clearing Agent.

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3. Any such fee payments shall reflect the amounts described in the Fund’s Prospectus. Payments will be based on the average daily net assets of Shares which are owned by those customers of Intermediary whose records, as maintained by the Funds or the transfer agent, designate Intermediary’s firm as the customer’s intermediary of record. No such fee payments will be payable to Intermediary with respect to Shares purchased by or through Intermediary and redeemed by the Funds within seven (7) business days after the date of confirmation of such purchase. Intermediary represents that Intermediary is eligible to receive any such payments made to Intermediary under the Plans.

4. Intermediary agrees that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

5. Upon request, on a quarterly basis, Intermediary shall furnish Distributor with a written report describing the amounts payable to Intermediary pursuant to this Agreement and the purpose for which such amounts were expended. Distributor shall provide quarterly reports to the Board of amounts expended pursuant to the Plans and the purposes for which such expenditures were made. Intermediary shall furnish Distributor with such other information as shall reasonably be requested by Distributor in connection with Distributor’s reports to the Board with respect to the fees paid to Intermediary pursuant to this Agreement.

6. This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans [or in Rule 12b-1]. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either Party upon ten (10) days’ prior written notice to the other Party. In addition, this Agreement will be terminated with respect to any Fund upon a termination of the relevant Plan or the Selling Group Member Agreement, if a Fund closes to new investments, or if Distributor’s Distribution Agreement with the Funds terminates.

7. This Agreement may be amended by Distributor from time to time by the following procedure. Distributor will mail a copy of the amendment to Intermediary at Intermediary’s address shown below. If Intermediary does not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement. Intermediary’s objection must be in writing and be received by Distributor within such fifteen (15) days.

8. This Agreement and all the rights and obligations of the Parties shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.

9. All notices and other communications shall be given as provided in the Selling Group Member Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written above.

FORESIDE FUND SERVICES, LLC	[INTERMEDIARY NAME]

By:____________________________________	By:____________________________________
Name: _________________________________	Name: _________________________________
Title: __________________________________	Title: __________________________________
[Intermediary address]

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